UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2012

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

As previously reported, the Company, the NHS and U.K. Cabinet officials have been in discussions on the way forward to redefining the contractual relationship between the Company and the NHS. As a result of these discussions, CSC and the NHS entered into a non-binding letter of intent on March 2, 2012.

The letter of intent is a without prejudice document created in the context of on-going without prejudice discussions. Under the letter of intent, the NHS and CSC have agreed to a set of high-level principles, which are intended to be reflected in a binding interim agreement to be entered into by the parties by March 31, 2012.

The non-binding letter of intent contemplates that under the interim agreement, NHS will provide a commitment of a certain number of trusts, some to be named in the interim agreement and the remainder within six months, to receive the Lorenzo software product, which has been redefined into deployment units categorized as “base product” and “additional product” for pricing purposes.  In addition to the amounts committed by NHS for the base product, additional amounts will be available from centrally available funds for additional products, supplemental trust activity and local configuration. The letter of intent also contemplates that the interim agreement will provide for a structured set of payments following certain product deliveries, as well as additional payments to CSC, which would cover, among other items, various deployments for the named trusts and payments for work already performed.  Any payments would be made only if the binding interim agreement is entered into by the parties.

The letter of intent provides that the interim agreement will contain an optional purchase arrangement for those additional trusts (other than the committed named trusts) that choose to take a deployment of Lorenzo.  Pricing will be the same as that applicable to the committed named trusts.

The letter of intent provides for an interim Lorenzo-related standstill arrangement and  contemplates that  a mutual release of all accrued claims with respect to the Lorenzo deployments will be included as part of the interim agreement.

The interim agreement, if agreed, will form the basis of an amendment and restatement of the existing NHS contract to be negotiated by the parties (the “amendment”).

There can be no assurance that CSC and the NHS will enter into the interim agreement or the amendment or, if the interim agreement and amendment are negotiated and entered into, that  such documents as finally negotiated will be on terms favorable to CSC or as provided in the letter of intent.

Entry into the non-binding letter of intent by the NHS was approved by a steering committee overseeing the negotiations process made up of government officials from the Department of Health, Cabinet Office and Treasury.  Entry into the interim agreement will also require government approvals and there can be no assurance that such approvals will be obtained in a timely fashion or at all.

As reported in the Company’s fiscal 2012 third quarter 10-Q, the Company recorded a $1.5 billion contract charge as of December 30, 2011, including a $204 million reduction of revenue reflecting management’s best estimates of total contract revenue and costs under the percentage of completion method. This charge included a write-off of the Company’s work in process balance of $1,263 million,  billed and unbilled receivables of $204 million and net other assets and liabilities of $18 million, resulting in no material remaining net assets under the contract. Based on the terms of the letter of intent, it is reasonably possible that the interim agreement and the amendment, if concluded, could result in a payment for the recovery of a portion of the amounts that have been written off as of December 30, 2011, and therefore could generate a gain.  However, there can be no assurance that an interim agreement will be concluded, that the terms of the interim agreement will be favorable to CSC or as provided in the letter of intent and that any gain will be generated in the event such agreement is concluded or that such recovery will occur.

Item 9.01  Financial Statements and Exhibits

(d) The following exhibit is filed herewith.

Exhibit No.	Description
99.1	Press Release issued March 5, 2012

          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                                                        COMPUTER SCIENCES CORPORATION

Dated: March 5, 2012	By:	/s/ Donald G. Debuck
Donald G. DeBuck
Vice President ans Controller

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued March 5, 2012